FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-01

GSMS 2016-GS2 X-A/X-B -- New Issue Announcement (Public)(external)

Lead Manager and Sole Bookrunner:   Goldman, Sachs & Co.

Co-Managers:  Academy Securities, Inc. and Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Notional Size($mm)
X-A	Aa1(sf)/AAAsf/AAA(sf)	570.488
X-B	A1(sf)/AA-sf/AAA(sf)	42.224

Anticipated Timing

Anticipated Pricing:  Mid/Late Week of May 16th

Anticipated Closing:  Tuesday, May 31st

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.